LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of November 2, 2010, by and between Document Capture Technologies, Inc. ("DCT") and Syscan, Inc. (jointly and severally the "Borrower" or "Borrowers") and Bridge Bank, National Association ("Bank").

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrowers to Bank, Borrowers are indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated September 2, 2009 by and between Borrowers and Bank, as may be amended from time to time (the "Loan and Security Agreement"). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrowers to Bank shall be referred to as the "Indebtedness" and the Loan and Security Agreement and any and all other documents executed by Borrowers in favor of Bank shall be referred to as the "Existing Documents."

2. DESCRIPTION OF CHANGE IN TERMS.

A. Modifications to Loan and Security Agreement:

1) The following defined terms in Section 1.1 entitled "Definitions" are hereby inserted, amended, or restated as follows:

"Borrowing Base" means an amount equal to eighty percent (80%) of Eligible Accounts as determined by Bank with reference to the most recent Borrowing Base Certificate delivery by Borrowers.

"Cash Management Sublimit" means a sublimit for cash management transactions approved by Bank under the Revolving Line subject to the availability under the Revolving Line and the Borrowing Base in an aggregate amount not to exceed $250,000.

"Current Assets" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrowers and its Subsidiaries as of such date.

"Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of a Borrower and its Subsidiaries (excluding the non-cash stock option liability from the Adjusted NCR Equity Raise), as of such date, plus, to the extent not already included therein, all outstanding Credit Extensions made under this Agreement.

"Foreign Exchange Sublimit" means a sublimit for foreign exchange contracts under the International Sublimit.

"International Sublimit" means a sublimit consisting of the Foreign Exchange Sublimit and the Letter of Credit Sublimit which shall be under the Revolving Line and subject to availability under the Revolving Line and the Borrowing Base, in an aggregate amount not to exceed $750,000.

"Letter of Credit Sublimit" means a sublimit for Letters of Credit under the International Sublimit.

"Revolving Maturity Date" means November 15, 2011.

"Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of a Borrower minus intangible assets, plus (i) Subordinated Debt, plus (ii) non-cash stock option liability from the Adjusted NCR Equity Raise, on a consolidated basis determined in accordance with GAAP.

2) Effective immediately, the following defined terms are hereby deleted: "Eligible Inventory", "Inventory Advance Rate", and "Inventory Sublimit", and no more Advances will be available with respect to any Inventory.

3) Section 2.1(a) entitled "**Revolving Advances**" is hereby amended as follows:

(a) Revolving Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Borrowers may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, *minus*, in each case, the Cash Management Sublimit and the aggregate face amount of all outstanding Letters of Credit and the FX Amount. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.

(ii) Whenever a Borrower desires an Advance, such Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Revolving Advance Request Form in substantially the form of **Exhibit B** hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to a Borrower's deposit account.

(b) Cash Management Sublimit. Subject to the terms and conditions of this Agreement and the availability under the Revolving Line and the Borrowing Base, each Borrower may request cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the "Cash Management Services") by delivering to Bank such applications on Bank's standard forms as requested by Bank; provided, however, that the total amount of the Cash Management Services shall not exceed $250,000 and that availability under the Revolving Line shall be reduced by the Cash Management Sublimit. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Cash Management Services. If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrowers shall immediately secure to Bank's satisfaction its obligations with respect to any Cash Management Services, and, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in Borrowers' name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then

outstanding Cash Management Services. Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Cash Management Services continue.

(c) **International Sublimit**

(i) **Foreign Exchange Sublimit.** Subject to and upon the terms and conditions of this Agreement and any other agreement that a Borrower may enter into with the Bank in connection with foreign exchange transactions ("FX Contracts") and subject to the availability under the Revolving Line and the Borrowing Base, a Borrower may request Bank to enter into FX Contracts with such Borrower due not later than the Revolving Maturity Date unless cash secured on terms satisfactory to Bank. Borrowers shall pay any standard issuance and other fees that Bank notifies Borrowers will be charged for issuing and processing FX Contracts for Borrowers. The FX Amount shall at all times be equal to or less than $750,000 minus any amounts outstanding under the Letter of Credit Sublimit. The "FX Amount" shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrowers and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date. The "Foreign Exchange Reserve Percentage" shall be a percentage as determined by Bank, in its sole discretion from time to time. If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrowers shall immediately secure in cash all obligations under the Foreign Exchange Sublimit on terms acceptable to Bank.

(ii) **Letters of Credit Sublimit.** Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue letters of credit for the account of a Borrower (each, a "Letter of Credit" and collectively, the "Letters of Credit") in an aggregate outstanding face amount not to exceed the lesser of the Revolving Line or the Borrowing Base *minus*, in each case, the Cash Management Sublimit, the aggregate FX Amount, and the aggregate amount of the outstanding Advances at any time, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed $750,000 less any amounts outstanding under the Foreign Exchange Sublimit. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard application and letter of credit agreement (the "Application"), which Borrowers hereby agree to execute, including Bank's standard fee. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). Prior to the Revolving Maturity Date, Borrowers shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank. The obligation of a Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrowers shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank's gross negligence or willful misconduct.

4) Section 2.2 entitled "**Overadvance**" is hereby amended as follows:

2.2 Overadvance. If (i) the aggregate amount of the outstanding Advances plus the Cash Management Sublimit plus any amounts outstanding under the International Sublimit exceeds the lesser of the Revolving Line or the Borrowing Base at any time, or (ii) the aggregate amount outstanding under the Letter of Credit Sublimit and the Foreign

Exchange Sublimit exceeds the International Sublimit, Borrowers shall immediately pay to Bank, in cash, the amount of such excess, respectively.

5) Subsection (i) under Section 2.3(a), entitled "**Interest Rates**", is hereby amended to read as follows:

(i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate per annum equal to one percent (1.00 %) above the Prime Rate.

6) Section 4.3 entitled "**Right to Inspect**" is hereby amended as follows:

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during a Borrower's usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify a Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

7) The fourth paragraph in Section 6.3 entitled "**Financial Statements, Reports, Certificates**" is hereby amended as follows:

Bank shall have a right from time to time hereafter to audit Borrowers' Accounts and appraise Collateral at Borrowers' expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing. Notwithstanding the foregoing, the next collateral audit is due no later than September 15, 2011.

8) The following provision in Section 6.3 entitled "**Financial Statements, Reports, Certificates**" is hereby deleted:

Borrower shall deliver to Bank an Inventory listing within twenty five (25) days after the last day of each month, and an Inventory sell through report within twenty five (25) days after the end of each quarter.

9) Section 6.8 entitled "**Quick Ratio**" is hereby deleted in its entirety and replaced with the following:

6.8 Current Ratio. Borrowers shall maintain at all time, a ratio of Current Assets (with Inventory to be capped at $1,000,000) less prepaid expenses to Current Liabilities less deferred revenue, of at least 2.50 to 1.00, to be measured on a monthly basis.

10) Section 6.9 entitled "Tangible Net Worth" is hereby amended to read as follows:

6.9 Tangible Net Worth. Borrowers shall maintain at all times, and measured on a quarterly basis, a Tangible Net Worth of at least Three Million Five Hundred Thousand Dollars ($3,500,000).

11) Section 6.12 entitled "**Asset Coverage Ratio**" is hereby deleted in its entirety and replaced with the words "**Intentionally Omitted.**"

3. <u>CONSISTENT CHANGES</u>. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4. PAYMENT OF FEES. Borrowers shall pay Bank a fee in the amount of $5,000 ("Facility Fee") plus all out-of-pocket expenses in connection with the renewal of the facility.

5. NO DEFENSES OF BORROWERS/GENERAL RELEASE. Each Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrowers and Guarantor (each, a "Releasing Party") acknowledges that Lender would not enter into this Loan and Security Modification Agreement without Releasing Party's assurance that it has no claims against Bank or any of Bank's officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan and Security Modification Agreement, each Releasing Party releases Bank, and each of Bank's and entity's officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the Agreement, and/or Bank's actions to exercise any remedy available under the Agreement or otherwise.

6. CONTINUING VALIDITY. Each Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrowers' representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and each Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent Loan and Security modification agreements.

7. CONDITIONS. The effectiveness of this Loan and Security Modification Agreement is conditioned upon payment of the Facility Fee.

8. COUNTERSIGNATURE. This Loan and Security Modification Agreement shall become effective only when executed by Bank and Borrowers.

BORROWER:	**BANK:**
DOCUMENT CAPTURE TECHNOLOGIES, INC.	BRIDGE BANK, NATIONAL ASSOCIATION
By: [signature]	By: [signature]
Name: M Carolyn Ellis	Name: James Crumpton

Title: CFO

Title: SVP

BORROWER:

SYSCAN, INC.

By: [signature]

Name: M Carolyn Ellis

Title: Director